Exhibit 3.129

File Number: 200607640005

LC0725099

Date Filed: 03/16/2006

Robin Carnahan

Secretary of State

State of Missouri

Robin Carnahan, Secretary of State

Corporation Division

P.O. Box 778 / 600 W. Main Street, Rm 322

Jefferson City, MO 65102

Articles of Organization

1. The name of the limited liability company is: Burlington Coat Factory of Missouri, LLC

2. The purpose for which the limited liability company is organized: To engage in any lawful act or activity for which a liability company may be organized under the Missouri Limited Liability Company Act

3. The name and address of the limited liability company’s registered agent in Missouri is: CSC-Lawyers Incorporating Service Company, 221 Bolivar Street, Jefferson City, MO 65101

4. The management of the limited liability company is vested in members

5. The events, if any, on which the limited liability company is to dissolve or the number of years the limited liability company is to continue, which may be any number or perpetual: Perpetual

6. The name and street address of each organizer:

Cindy Rashed Reilly, c/o Kirkland & Ellis, LLP, 153 East 53rd Street, New York, NY 10022

In Affirmation thereof, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

/s/ Cindy Rashed Reilly

March 15, 2006